Exhibit 99.3

BUSINESS

On March 25, 2024, we completed the previously announced business combination with Legacy Q32 in accordance with the terms of the Merger Agreement, pursuant to which, among other matters, Merger Sub merged with and into Legacy Q32, with Legacy Q32 surviving as our wholly owned subsidiary (such business combination, the Merger). In connection with the completion of the Merger, we changed our name from “Homology Medicines, Inc.” to “Q32 Bio Inc.,” and our business became primarily the business conducted by Legacy Q32. We are now a clinical stage biotechnology company focused on developing novel biologics to effectively and safely restore healthy immune balance in patients with autoimmune and inflammatory diseases driven by pathological immune dysfunction. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code.

As used in this Business Section, the words “Company,” “we,” “our,” “us” and “Q32” refer, collectively to Q32 Bio Inc. and its consolidated subsidiaries following completion of the Merger.

Overview

We are a clinical stage biotechnology company focused on developing novel biologics to effectively and safely restore healthy immune balance in patients with autoimmune and inflammatory diseases driven by pathological immune dysfunction. To achieve the goal of restoring homeostasis to a dysregulated immune system, we are advancing antibody-based therapeutic candidates designed to target two central pathways of adaptive and innate immunity. The adaptive immune system is largely composed of T- and B-cell mediated cellular and antibody responses, while the innate immune system is the body’s first line of defense employing such as monocytes, macrophages, neutrophils, dendritic cells and natural killer cells leukocytes that are responsible for clearing pathogens and cellular debris and modulating T- and B-cell function. We believe that targeting these key pathways of immune dysregulation in autoimmune and inflammatory diseases will deliver therapeutics for indications with clear unmet medical need in the near term, while enabling it to build a broad and diverse pipeline in the long term. We have multiple product candidates across a variety of autoimmune and inflammatory diseases with clinical readouts for our two lead programs expected in 2024 and 2025.

Bempikibart (ADX-914), our most advanced product candidate, is a fully human anti–interleukin-7 receptor alpha, or IL-7Rα, antagonist monoclonal antibody designed to re-regulate adaptive immune function by blocking signaling mediated by interleukin-7, or IL-7, and thymic stromal lymphopoietin, or TSLP. Bempikibart is being studied in two double-blind, placebo-controlled Phase 2 clinical trials designed to establish proof of clinical concept and evaluate our selected Phase 2 dose. One trial is evaluating the use of bempikibart for the treatment of atopic dermatitis, or AD, and one is evaluating bempikibart for the treatment of alopecia areata, or AA. Enrollment in both clinical trials remains ongoing and we expect to report topline data from both Phase 2 clinical trials in the second half of 2024.

ADX-097, the lead product candidate from our complement inhibitor platform, is a humanized anti-C3d monoclonal antibody, or mAb, fusion protein. ADX-097 is designed to restore complement regulation—an integral part of the innate immune system—through a tissue-targeted mechanism. ADX-097 is designed to inhibit alternative pathway complement activation locally in diseased tissues where complement-mediated pathology is actively manifest. We believe ADX-097 has the potential to drive improved clinical activity and address the limitations of the currently available systemic approaches to complement inhibition, including infection risk and the need for high drug doses and frequent administration, to achieve therapeutic levels of inhibition. We are developing ADX-097 for the treatment of renal and other complement-mediated diseases of high unmet need, including lupus nephritis, or LN, immunoglobulin A, or IgA, nephropathy, or IgAN, complement component 3 glomerulopathy, or C3G, and anti-neutrophil cytoplasmic antibody, or ANCA-associated vasculitis, or AAV. We have completed a Phase 1 clinical trial of ADX-097 in healthy volunteers. We expect to initiate an open-label Phase 2 renal basket program in the first half of 2024, with initial data expected by year-end 2024, and initiate a Phase 2 clinical trial in AAV, with topline data from both the renal basket and AAV trials anticipated in the second half of 2025.

In addition to ADX-097, we are also engaged in additional pipeline efforts to expand therapeutic opportunities within complement-mediated diseases.

Our development pipeline is shown in the figure below.

Figure 16: Our Development Pipeline

Note: AAV = Anti-Neutrophil Cytoplasmic Autoantibody (ANCA)-Associated Vasculitis; IgAN = IgA Nephropathy; LN = Lupus Nephritis; C3G = C3 Glomerulopathy. (1) Regained full development and commercial rights in November 2023.

Bempikibart (ADX-914)

Our most advanced product candidate, bempikibart, is a fully human antibody anticipated to block IL-7- and TSLP-mediated signaling via their cognate receptors. Increased levels of IL-7 and TSLP are associated with inflammatory and autoimmune diseases.

In October 2023, Amgen Inc., or Amgen, completed the acquisition of Horizon Therapeutics public limited company, or Horizon plc. Following its acquisition of Horizon plc, we agreed with Amgen to mutually terminate the Collaboration and Option Agreement, or the Horizon Collaboration Agreement, and the Asset Purchase Agreement, or the Purchase Agreement, and together with the Horizon Collaboration Agreement, the Horizon Agreements, each between us and Horizon Therapeutics Ireland DAC, or Horizon. In November 2023, we entered into a termination agreement with Horizon, or the Horizon Termination Agreement, pursuant to which Horizon’s option to acquire the bempikibart program was terminated. As a result, we retained the initial consideration and development funding received under the Horizon Collaboration Agreement and regained full development and commercial rights to bempikibart. In consideration for the Horizon Termination Agreement, we agreed to pay Horizon regulatory and sales milestones payments of up to an aggregate amount of $75.1 million upon the first achievement of certain regulatory and sales milestones with respect to bempikibart. For more information see the section titled “Our Business—Collaboration and License Agreements.”

We have completed a Phase 1 study that showed bempikibart was well tolerated and exhibited a pharmacokinetics, or PK, / pharmacodynamic, or PD, profile supporting dosing of no more frequently than once every two weeks. There were no severe or serious adverse events, or AEs, reported and there was no impact of any observed anti-drug antibodies, or ADAs, on pharmacology or safety. We are currently conducting two Phase 2 clinical trials, one in each of AA and AD, with topline data for both clinical trials expected in the second half of 2024.

T cell pathology has been strongly implicated in AD and AA. Accumulating evidence suggests that multiple pathways are important in the pathogenesis of AD. This emerging view supports the belief that novel therapeutics, such as bempikibart, that more specifically address the underlying immune-phenotypic progression of the disease are needed. TH1 has long been implicated in the pathogenesis of AA supporting the potential for bempikibart to directly address the underlying driver of follicle damage and hair loss. In addition, given that AA is a disease often diagnosed in young adults, there is a critical need for effective novel treatments with a safety profile suitable for long-term, chronic treatment.

We own and have in-licensed various patents, patent applications, know-how and trade secrets relating to the development and commercialization of our IL-7Rα -targeted antagonistic antibody therapy candidates and platform technologies. Patents that have issued or may issue in the future protect composition of the bempikibart product candidate to the beginning of 2040, and protect methods of use to 2044, excluding any patent term adjustments and/or any patent term extensions.

ADX-097

ADX-097 is an anti-C3d antibody linked to two moieties of a fragment of human factor H, or fH. C3d is a ubiquitous marker of complement activation, located adjacent to C3 convertase complexes. Factor H is an important negative regulator of the complement alternative pathway, or AP. While complement can be activated through three pathways, the AP is central to all because it amplifies signaling. This aspect of AP activation is commonly known as the “amplification loop” and is responsible for much of the damage observed in complement-mediated diseases.

We have evaluated ADX-097 in a Phase 1 clinical trial in healthy volunteers where we observed circulating PK/PD consistent with preclinical studies, which established in vivo ADX-097 integrity and informed our dosing strategy for next stage clinical testing. In addition, no severe or serious AEs were reported and minimal ADAs were observed in this Phase 1 clinical trial.

These Phase 1 data and our preclinical studies have enabled targeted indication selection for our Phase 2 program as well as informed our key Phase 2 dose. We expect to initiate an open-label Phase 2 renal basket program in the first half of 2024 and a Phase 2 clinical trial in AAV in the first half of 2025.

In complement mediated proteinuric renal diseases (e.g., LN, IgAN and C3G), there remains substantial unmet need for therapeutics that can more effectively mitigate proteinuria and improve long-term kidney outcomes. Additionally, in AAV, even with optimal treatment, successful attainment and long-term maintenance of remission remains challenging and the therapeutics used as part of standard of care, or SOC, treatment are themselves associated with significant infection related morbidity. We believe that the tissue-directed approach to addressing complement dysregulation has the potential to drive improved efficacy and better safety across these indications. This tissue directed AP approach also has the potential to avoid the additive infection risk associated with systemic complement treatments, which is of significant importance to patients where the underlying condition is marked by high mortality due to infection (e.g., LN and AAV).

Complement activation is an essential part of innate and humoral immunity, and uncontrolled and sustained tissue complement activity plays a significant role in the pathogenesis of multiple human inflammatory and autoimmune diseases. The first approved complement inhibitor, eculizumab, targets C5 systemically, one of the effector arms of the complement pathway. The next generation of marketed and development stage complement therapeutics continue to rely on systemic complement blockade. To date, eight complement inhibitors have been approved for various indications with cumulative sales of nearly $6 billion in 2022. While commercial and clinical success provide validation of complement as a therapeutic target, clinical experience reveals the inherent drawbacks of systemic inhibition as a therapeutic approach, including:

•	limited activity due to reliance on systemic blockade for control of complement dysregulation at the tissue level;

•	high treatment burden, including high doses and/or frequent administration due to high abundance and rapid turnover of most target complement proteins; and

•	infection risk due to systemic blockade.

Our aim is to solve for these inherent drawbacks with our proprietary approach designed to generate tissue targeted inhibitors of complement activation, which have the following advantages:

•	enhanced activity through tissue targeted inactivation of convertases directly at the site of destruction;

•	convenient dosing with a subcutaneous route and weekly dosing, with potential for every 2 week dosing; and

•	improved risk/benefit profile by maximizing therapeutic index while maintaining intact systemic immune surveillance.

We own various patents, patent applications, know-how and trade secrets relating to the development and commercialization of our targeted complement inhibitor candidates and platform technologies. Patents that have issued or may issue in the future protect composition of the ADX-097 complement product candidate to the end of 2039, and protect methods of use to the end of 2044, excluding any patent term adjustments and/or any patent term extensions.

Our Team

We have assembled a team of industry-leading research, drug development, and operational experts, who have deep experience in advancing drug candidates in autoimmune and inflammatory diseases. The team is led by Jodie Morrison, our Chief Executive Officer, who brings extensive biopharma leadership experience from early stage through mid-size public biotech and pharmaceutical companies; Shelia Violette, Ph.D., Founder, Chief Scientific Officer and President of Research, has more than 30 years of biotech experience in inflammatory and autoimmune diseases and served as an Entrepreneur in Residence at Atlas Venture; Jason Campagna, M.D., Ph.D., Chief Medical Officer, has more than 15 years of experience advancing all stages of clinical development pipelines; Lee Kalowski, interim Chief Financial Officer, has 20 years of life science industry experience and has previously served as CFO at multiple biotech companies and in equity research; and Saul Fink, Ph.D., Chief Technical Officer, has extensive experience in leading manufacturing and nonclinical development of small molecules and biologics.

Our company was built upon the discoveries and findings from renowned researchers in immunology: Michael Holers, M.D. and Joshua Thurman, M.D., from the University of Colorado and Stephen Tomlinson, Ph.D. from the Medical University of South Carolina. They are pioneers in the field of tissue targeted regulation of complement system.

We are supported by leading biotechnology investors and pharmaceutical companies including OrbiMed, Atlas Venture, Abingworth, BMS, Acorn Bioventures, Osage University Partners, CU Healthcare Innovation Fund and Sanofi Ventures.

Our Strategy

Our mission is to develop therapeutics that restore healthy immune regulation for patients with severe autoimmune and inflammatory diseases. Our strategic initiatives are to:

•	Complete our Phase 2 AD trial with bempikibart. We plan to complete the ongoing Phase 2 clinical trial for bempikibart in AD with topline results expected in the second half of 2024;

•	Complete our Phase 2 AA trial with bempikibart. We plan to complete the ongoing Phase 2 clinical trial for bempikibart in AA with topline results expected in the second half of 2024;

•	Complete a renal basket program with ADX-097. We plan to initiate a renal basket program in the first half of 2024 with initial data expected by year-end 2024;

•	Complete Part A of our Phase 2 AAV trial with ADX-097. We plan to initiate Part A of our Phase 2 AAV trial in the first half of 2025 with topline results expected in the second half of 2025; and

•

Leverage our deep expertise in tissue targeted complement therapeutic development to build a broad portfolio. We are engaged in research activities to advance our pipeline of additional candidates targeting complement inhibition.

Our Programs

Bempikibart in AD and AA

Bempikibart blocks both IL-7 and TSLP cytokine signaling pathways. IL-7 lowers the threshold needed for T cells to respond in low antigen microenvironments promoting pathogenic T-effector cell function, induces TH2 cell-mediated antibody production, and inhibits the immunosuppressive properties of T regulatory cells. When uncontrolled, IL-7 can promote inflammation and autoimmune disease. By blocking IL-7 signaling, we believe bempikibart has the potential to re-regulate immunity by rebalancing the T-effector / T-regulatory ratio to inhibit inflammation and invoke tolerance, and mitigating T-cell dependent autoantibody responses. TSLP is a cytokine that promotes TH2 cell differentiation and production of TH2 cytokines, such as IL-4, IL-5, and IL-13, and promotes inflammation, particularly at the epidermis, in response to environmental stimuli. IL-7 and TSLP signaling have been biologically linked to numerous inflammatory and autoimmune diseases including our initial target diseases of AD and AA. The figures below illustrate the mechanistic rationale for bempikibart in AD and AA.

Figure 17: Bempikibart Has the Potential to Modulate Immune Cells Important in Both Acute and Chronic AD Pathogenesis

Figure 18: Bempikibart Has the Potential to Block TH1-and TH2-Driven Disease Pathology in AA

In October 2023, Amgen Inc., or Amgen, completed the acquisition of Horizon plc. Following its acquisition of Horizon plc, we agreed with Amgen to mutually terminate the Horizon Agreements. In November 2023, we entered into the Horizon Termination Agreement with Horizon pursuant to which Horizon’s option to acquire the bempikibart program was terminated. As a result, we retained the initial consideration and development funding received under the Horizon Collaboration Agreement and regained full development and commercial rights to bempikibart. In consideration for the Horizon Termination Agreement, we agreed to pay Horizon regulatory and sales milestones payments of up to an aggregate amount of $75.1 million upon the first achievement of certain regulatory and sales milestones with respect to bempikibart. For more information, see the section titled “Our Business—Collaboration and License Agreements.”

Bempikibart Preclinical and Clinical Data

Bempikibart was evaluated in a series of in vitro assays and demonstrated potent inhibition of IL-7-and TSLP-mediated intracellular signaling.

Bempikibart, or a mouse surrogate, SB14, was evaluated in vivo in animal models of inflammation and autoimmunity. Activity was observed as determined by various endpoints, including disease activity measures, body weight, inflammatory cytokine production and tissue damage.

Preclinical studies evaluating bempikibart PK, PD and toxicology were carried out in non-Good Laboratory Practice, or GLP, single dose and GLP repeat dose studies of 6 weeks, 3-months, and 6-months duration in cynomolgus monkeys. Bempikibart exposure was maintained above the desired PK threshold throughout the dosing phase in most animals despite detectable ADAs. PD evaluations included T cell receptor occupancy, or RO, inhibition of IL-7–induced phosphorylation of STAT5, or pSTAT5, an immediate proximal marker of IL-7R intracellular signaling, and keyhole limpet hemocyanin, or KLH-induced T cell dependent antibody response. There was a favorable PK/PD relationship, with bempikibart demonstrating >95% RO, ≥90% inhibition of pSTAT5 and up to 80% suppression of a KLH-induced IgG response.

Bempikibart was generally well tolerated in all preclinical studies described above. The no-observed-adverse-effect level, or NOAEL, in the 6-month GLP study was 150 mg/kg, the highest dose tested, with exposure >50x the anticipated area under the curve at the dose presently being utilized for the ongoing Phase 2 studies.

Phase 1 Clinical Trial Results

We have completed a Phase 1 study, ADX-914-001, to assess the safety, PK, and PD of bempikibart after subcutaneous, or SC, administration in healthy volunteers. As seen in Figure 19 below, pharmacodynamic analyses showed bempikibart treatment at SC doses achieving ≥95% RO demonstrated >90% inhibition of IL-7 mediated intracellular signaling, as demonstrated by phosphorylation of STAT5, or pSTAT5, in T-cells. Figure 19 also shows doses of bempikibart as low as 0.3mg/kg achieved full RO and pSTAT5 inhibition over a period of up to 48 hours; doses greater than 1 mg/kg demonstrated sustained full RO for at least 2 weeks. In addition, a separate analysis of overall numbers of lymphocytes and lymphocyte subsets demonstrated modest, dose-dependent effects consistent with the expected and desired bempikibart pharmacology.

Safety data showed that bempikibart demonstrated a favorable safety profile at single doses up to 4 mg/kg and repeat doses of 1 mg/kg every 2 weeks in healthy subjects. There were no safety-related treatment discontinuations, no serious or severe AEs reported, and no deaths.

Figure 19: Bempikibart Phase 1 Clinical Data Support Clinical Development

RO: Receptor occupancy; pSTAT5: phosphorylated STAT5; MAD: multiple ascending dose (note: MAD1 cohort dosed once every 2 weeks); SAD: single ascending dose; EOS: end of study

Pharmacology Sub-study in Patients with AD

Study ADX-914-202 is an ongoing, two-part, Phase 2, randomized, double-blind, placebo-controlled, proof-of-concept study in adult subjects with persistent moderate to severe AD, consisting of Part A and Part B. Part A evaluated PK/PD, as well as preliminary efficacy and tolerability, to support dose selection for Part B, which is evaluating the efficacy of bempikibart in AD, as well as for ADX-914-203, a trial evaluating the safety, efficacy, and dose selection of bempikibart in AA. To date, bempikibart has been generally well tolerated, with no notable safety findings (see figure below for a summary of this interim blinded data from Part A). Based on data from both ADX-914-001 and Part A of ADX-914-202, a dose of 200 mg administered subcutaneously every two weeks has been selected as the Phase 2 dose for both Part B of ADX-914-202 and for ADX-914-203 and enrollment in both trials is ongoing. Figure 20 shows PK data from Part A of ADX-914-202, which supports the ongoing development program.

Figure 20: Bempikibart Phase 2 AD Part A PK Data

The Role of IL-7 and TSLP in AD and AA

AD

There is evidence for the involvement of IL-7 and its actions on T cells in the pathobiology underlying AD. IL-7–overexpressing mice spontaneously develop chronic dermatitis and show an increased number of lymphocytes in skin. There is a growing body of evidence from mouse, non-human primates, or NHPs, and man on the importance of tissue-resident memory cells, or TRMs, in skin inflammatory disorders, including AD.

TSLP is also strongly implicated in the pathogenesis of AD and this cytokine is highly expressed in AD skin lesions. TSLP plays a role in activating group 2 innate lymphoid cells, which are enriched in the skin of patients with AD. In rodent models of disease, attenuation of TSLP signaling leads to improvement in keratosis, acanthosis, and dermal mononuclear cell infiltration.

Rationale for Dual IL7-R/TSLP-R Inhibition in AD

Early AD is characterized by activation of the skin innate immune response alongside a core Th2-T helper cell adaptive response. Later in the disease, a widening of the adaptive immunity is evident with Th1, Th17, and Th22 responses becoming more relevant. Within this framework, TSLP and IL-7 may act as sequential mediators of AD initiation (via Th2 pathways) and progression (via Th1 and/or Th17), respectively (see figure 17 above).

Dual IL-7/TSLP blockade with bempikibart could represent an important therapeutic modality considering the evolving understanding of the immunopathology underlying AD in humans.

AA

AA is an immune-mediated disorder that results in hair loss and shares some similarity in pathophysiology with AD. Studies have indicated that multiple immunomodulators are involved in the development of AA, with hair follicle immune privilege collapse being a key marker in the course of the disease. Immune system activation in lesional skin contributes to the progression of disease.

IL-7 has been shown to be involved in the pathogenesis of AA. IL-7 expression is upregulated at the site of AA lesions and animal studies demonstrated IL-7–dependent acceleration of disease progression and beneficial effects with IL-7Rα inhibition. Cumulatively, substantial evidence suggests that inhibition of IL-7Rα may be an effective modulator of the T-cell response that could act to reverse alopecia.

Current Treatment Landscape and Unmet Need in AD and AA

AD is the most common chronic inflammatory skin disease. The majority of AD starts in infancy or childhood, with the remaining disease burden developing during adulthood. The prevalence in children varies from 2.7% to 20.1% by geography and ranges from 2.1% to 4.9% in adults. The disease is heterogeneous in its natural history, and individual trajectories are variable.

Historically, the main therapeutic approaches have included avoidance of triggers, paired with the use of topical agents that are intended to exert local control of skin lesions and/or itch, and broad-spectrum immunosuppressive agents for more severe or high surface area disease. Many of these commonly used treatments have provided limited improvements in affected total body surface, severity of disease for any given body area involvement and/or resolution in itch varying among treated populations, and potentially not all have been achieved in the same patient. Approved topical therapeutics have also been associated with substantial safety concerns. For example, topical calcineurin inhibitors including tacrolimus and pimecrolimus, both of which carry boxed warnings for potential safety risks, including skin cancers and lymphomas.

More recently, systemic, targeted, immunomodulating biologics have been approved for use in AD. The anti–IL-4Rα antibody dupilumab, which inhibits IL-4 and IL-13 signaling (and obtained U.S. approval in 2016 and European Union, or EU, approval in 2017), was the first systemic biologic to become available for the treatment of patients with AD. The small-molecule Janus kinase, or JAK, inhibitors baricitinib (EU 2020 approval date), upadacitinib and abrocitinib (US 2021 approval dates) and the anti–IL-13 antibody tralokinumab (US 2021 approval date) have also been approved for use in AD. Despite these recent approvals, these therapeutics either narrowly address only partial elements of the disease biology or are associated with potential serious, long-term safety concerns, thus there remains a continued unmet medical need. Ideally, disease management evolves to account for the clinical, and likely biologic, heterogeneity characteristic of the disease.

AA is an autoimmune condition that affects hair follicles and leads to hair loss. This condition may develop at any age and in both sexes, and the incidence of this disease has been estimated to be 2% of the population worldwide. The disease most commonly affects scalp and facial hair and although some patients recover spontaneously, many patients progress to alopecia totalis (total scalp hair loss) or alopecia universalis (total body hair loss). The disease is associated with significant quality of life impairment and is associated with a high burden of psychosocial comorbidities, such as depression. Although pathophysiology has not been fully delineated, development of the condition is mediated by inflammatory mechanisms, and it is thought to have genetic and environmental components. IL-7 upregulation has been shown to be involved in the pathogenesis of AA, and evidence suggests that inhibition of IL-7Rα may be an effective modulator of the T-cell response driving injury in the disease.

Baricitinib and ritlecitinib, both JAK inhibitors, are the only current FDA-approved treatments for AA. Although JAK inhibitors have demonstrated hair regrowth in patients with severe disease (≥50% hair loss), increased risk of serious side effects may preclude this option for some patient populations. Other standard-of-care approaches for alopecia include topical corticosteroids, immunotherapy, and light therapy. Because hair loss can affect such disparate body locations, these treatments often have limited usefulness across the patient population.

Further Clinical Development of Bempikibart: Clinical Trial Plan

For patients with a wide range of autoimmune diseases, including AD and AA, we believe the blockade of IL-7 and/or TSLP signaling may offer a new therapeutic approach to modulate the autoimmune response. A high unmet medical need exists for more broadly effective therapies in these conditions, and we are developing bempikibart with the goal of addressing this need. Based on the totality of data to date, bempikibart has shown a favorable safety profile and has not been associated with clinically meaningful ADA. At exposures that can be achieved via SC administration, bempikibart has shown full receptor occupancy and signaling inhibition.

Overall, the available clinical and nonclinical data for bempikibart support the continued clinical development of bempikibart. To this end, we have advanced bempikibart into two ongoing Phase 2 studies, ADX-914-202 (AD) and ADX-914-203 (AA).

Study ADX-914-202

This is an ongoing, two-part, Phase 2, proof-of-concept study in adults with persistent moderate to severe disease as defined by the EASI score. Part A is the PK/PD run-in portion of the study and was conducted to inform dose selection for the subsequent Part B portion and for the Phase 2 study in AA. Bempikibart or placebo will be dosed SC every two weeks for 12 weeks, with a follow-up period of 12 weeks.

The study will recruit adults with chronic AD who have moderate to severe disease activity at the time of consent and who, in the opinion of the Investigator, have a history of inadequate response to previous therapy. In total, approximately 110 subjects will be enrolled.

The primary objective of Part A is to identify the recommended bempikibart dose for Part B. We conducted an interim analysis to review the preliminary PK and safety data from Part A, and 200 mg was selected as the recommended Phase 2 dose for Part B.

The primary objective of Part B is to evaluate the efficacy of bempikibart vs placebo. The primary endpoint of Part B is the mean percentage change from Baseline in EASI score at Week 14 for bempikibart (200 mg) vs placebo.

Study ADX-914-203

Study ADX-914-203 is an ongoing Phase 2 proof-of-concept trial to assess the efficacy, safety, and tolerability of bempikibart in participants with severe AA, as defined by the SALT score. In the study, bempikibart or placebo will be dosed SC for 24 weeks, with a follow-up period of 12 weeks.

The study will recruit adults with a current episode of severe hair loss with no spontaneous improvement over the past 6 months, along with the Investigator’s assessment that hair loss has been stable for at least 3 months and regrowth is possible.

Approximately 40 participants will be enrolled and randomly assigned (3:1) to receive 200 mg bempikibart or matching placebo administered SC every two weeks for 24 weeks. The primary efficacy endpoint is the mean relative percent change in SALT score at 24 weeks compared with baseline.

ADX-097 in LN, IgAN, C3G and AAV

Complement is an integral part of the innate immune system used as a first line of defense for removing bacteria and other pathogens, as well as damaged cells, and for modulating an adaptive immune response. In spite of these beneficial functions, when the complement system becomes dysregulated it can be a critical driver of chronic inflammatory and autoimmune diseases.

There are three main branches of the complement system: the classical, or CP, the lectin, or LP, and the AP. These pathways can lead to the generation of cellular/tissue bound protein complexes, called convertases, the gatekeepers that catalyze the cleavage of the complement component 3 and 5 proteins, or C3 and C5, respectively. This cleavage, predominantly happening on the cellular/tissue surface, ultimately leads to the formation of C3a and C5a, chemotactic factors that recruit inflammatory immune cells, and the assembly of C5b-9 forming the membrane attack complex, or MAC, on cell membranes. Uncontrolled and persistent production of these complement activation products ultimately leads to pathological tissue inflammation and cellular damage.

The AP is central to the complement system. It provides for amplification of complement signaling downstream of all 3 complement pathways, commonly referred to as the “amplification loop” (see figure below). Consequently, sustained overactivation of the complement system in many diseases is driven by AP activation.

Figure 21: Schematic of the Complement System Showing Critical Elements of the Three Pathways.

MAC: Membrane attack complex.

Under normal conditions, inactivation of convertases, to maintain proper balance of the complement system, is endogenously controlled by several complement negative regulatory proteins. Among these is fH, a protein that binds and inactivates AP convertases. Factor H both catalyzes dissociation of AP C3 and C5 convertases and, in combination with Factor I, leads to irreversible catalytic degradation.

Given the central role of the AP in driving complement activity, gaining control of this pathway provides a mechanism to restore proper regulation of the complement system when it becomes dysregulated in disease.

ADX-097

ADX-097 is a C3d mAb recombinantly linked to 2 moieties of human fH1-5. ADX-097 was designed to provide a unique tissue targeted therapeutic approach to restore proper complement regulation on the surfaces of cells in diseased tissue where AP convertase assembly occurs and the amplification loop magnifies complement activation. The fH1-5 component of ADX-097 consists of the first five N-terminal domains of fH, which catalyzes the dissociation and irreversible proteolytic degradation of the AP C3/C5 convertases. When C3 is cleaved as a consequence of complement activation it leads to the generation of high-density surface bound C3d deposits positioned adjacent to the AP C3/C5 convertases. Our preclinical studies demonstrate that the binding of the antibody portion of ADX-097 to C3d brings the human fH1-5 protein into proximity with surface-bound C3/C5 AP convertases, allowing fH1-5 to interrupt complement activation. Thus, we believe, based on preclinical studies, that ADX-097 has the potential to durably restore control of the complement system at specific sites of ongoing injury and at doses where complement surveillance is maintained in circulation. See Figure 22 for a depiction of ADX-097’s targeted mechanism of action.

Figure 22: Schematic of ADX-097 Targeted Mechanism of Action

fH1-5: first 5 N-terminal short consensus repeats of human factor H; mAb: monoclonal antibody

Given the ubiquitous nature of C3d deposition in tissue where complement is activated, and the importance of the AP in maintaining complement activation, we believe ADX-097 has therapeutic potential for multiple diseases. We also believe that by inhibiting complement in a tissue-directed manner, a greater potential for clinical activity is possible, particularly in our renal basket program and AAV Phase 2 clinical trial.

We have completed a robust preclinical and translational package and has also completed a Phase 1 clinical trial in healthy volunteers. We plan to initiate our clinical program in patients with ADX-097 in the first half of 2024.

We intend to further evaluate ADX-097’s efficacy and safety profile using biomarkers and functional endpoints in our planned clinical studies. AAV and other renal diseases have established biomarkers and defined clinical trial endpoints. Current standard of care allows for the possibility of attaining biopsies and, therefore, detailed examination of ADX-097 binding to its target and impact on the relevant complement fragments. Together with urinary markers of complement activation, this data set is expected to provide supportive proof of mechanism and demonstration of target engagement in the diseased tissue.

ADX-097 Preclinical and Clinical Data

Preclinical pharmacology, PD, PK, and toxicology of ADX-097 were assessed in a wide range of in vitro experiments and in vivo nonclinical studies in mice, rats and NHPs. Three non-GLP and two GLP PK, PD and toxicology studies were completed to support clinical development of ADX-097.

These studies have provided compelling evidence for the therapeutic potential of ADX-097. These studies have demonstrated that ADX-097 or a pharmacologically equivalent mouse homolog, ADX-118, which contains the parent mouse anti-C3d antibody used in ADX-097 recombinantly linked to mouse fH1-5, were able to:

•	Bind C3d and inhibit complement in in vitro assays;

•	Distribute and bind C3d present in rodent kidney, liver, and skin and to NHP skin;

•	Provide durable anti-complement activity in rodent and NHP tissue, with limited and transient systemic inhibition: durable (>7 days) tissue PD after 1-3 mg/kg SC dosing;

•	Reduce glomerular C3 fragment deposition, proteinuria/albuminuria, and additional biomarkers of renal injury in rodent models of kidney disease; and

•	Demonstrate increased functional potency compared to similar non-targeted fH1-5 in a passive Heymann nephritis, or PHN, model of kidney disease.

The ADX-097 preclinical toxicology studies were conducted in pharmacologically relevant species, mice and cynomolgus monkeys. It included a cross-reactivity study using human tissues to identify any potential off-target tissue binding, repeat-dose non-GLP studies of 28-day duration in mice and cynomolgus monkeys by SC or intravenous, or IV, administration, and a 29-day GLP repeat-dose toxicology study in cynomolgus monkeys by SC or IV administration. It also included a non-GLP 28-day study and a GLP 3-month study with ADX-118, a mouse homolog protein of ADX-097 with equivalent pharmacological activity, to minimize immunogenicity with long-term dosing. No ADX-097-mediated pharmacological adverse effects were observed in up to 29-day repeat-dose studies in either mice or monkeys. All adverse effects were attributable to an immune-mediated response to a humanized/human fusion protein in NHPs and mice. Consistent with all ADX-097 adverse events being mediated by an immune response to the humanize/human protein, no ADX-118-mediated adverse effects were observed in the 3-month repeat dose studies in mice. The NOAEL was determined at 250 mg/kg by IV weekly dosing (QW), the highest dose tested in the 3-month mouse study, providing support for chronic administration of ADX-097. Overall, the ADX-097 preclinical toxicology analysis provided a > 40x safety margin that we believe supports our planned dosing for our Phase 2 renal basket program and AAV clinical trial.

Preliminary Phase 1 Clinical Trial Data

ADX-097 has been evaluated in a completed Phase 1 study conducted in healthy volunteers, study ADX-097-101.

This was a randomized, double-blind, placebo-controlled, single ascending dose, or SAD, and multiple dose study to assess the safety, tolerability, PK, and PD of ADX-097. Data from this study provided initial characterization of the safety, PK, PD, and immunogenicity profile of ADX-097 across a wide range of dose levels, using both IV and SC routes of administration.

In total, 56 healthy volunteers were dosed (randomized 2:1; n=4 ADX-097 and n=2 placebo per cohort): 49 volunteers in the SAD portion of the study and 7 participants in the multiple dose portion. The SAD portion of the study included Cohort 1 (0.1 mg/kg IV), Cohort 2 (0.3 mg/kg IV), Cohort 3 (1 mg/kg IV), Cohort 4a (3 mg/kg IV), Cohort 4b (3 m/kg [actual: 3.75 mg/kg] SC), Cohort 6a (10 mg/kg IV), Cohort 6b (10 mg/kg SC), and Cohort 8 (30 mg/kg IV). The multiple dose portion of the study included multiple ascending dose, or MAD, Cohort 1 (450 mg SC fixed weekly dose).

Blinded safety data indicated that ADX-097 was generally well tolerated across all dose levels with single or repeat dosing with no observed clinically significant drug-related safety findings or trends. All observed treatment-emergent adverse events, or TEAEs, were mild or moderate in severity. There were no observed serious adverse events, no severe TEAEs, no discontinuations due to study drug, and no dose-related trends in TEAEs. Except for one observed TEAE of blood creatine phosphokinase increase in SAD Cohort 1 that was deemed mild by the investigator, there were no observed clinically significant drug-related laboratory findings or trends. In addition, there were no observed clinically significant findings related to vital signs or electrocardiograms, no TEAEs related to immunogenicity, and SC administration was generally well tolerated with only mild injection site reactions observed.

In the PK analysis, ADX-097 demonstrated dose-dependent PK and the minimum drug concentration at a dose of 450 mg SC weekly dosing is estimated to achieve a target threshold associated with tissue pharmacological activity in over 90% of patients. The PD analysis demonstrated increasing inhibition of circulating AP activity and more sustained inhibition with increasing doses. No apparent change in circulating AP activity was observed following 450mg SC weekly dosing. No clinically significant ADA was identified in the ADX-097-101 study, consistent with low immunogenicity potential of ADX-097 in humans. See Figure 23 and Figure 24 for a summary of ADX-0972-101 PK and PD data.

Figure 23: ADX-097-101: Plasma ADX-097 Concentrations and % of Baseline Wieslab AP Activity After Single Dose IV of ADX-097

Figure 24: ADX-097-101: Plasma ADX-097 Concentrations and % of Baseline Wieslab AP Activity After Single/Multiple Dose SC of ADX-097

The Role of Complement in LN, IgAN and C3G

LN is an autoimmune disease that occurs in approximately 50% of patients with systemic lupus erythematosus. It is associated with glomerular immune complex, or IC, deposition, derived either from the circulation or formed in situ from autoantibodies directed against nuclear and cellular antigens, that activates complement resulting in intrarenal inflammation. AP activation has been shown to contribute to complement-mediated tissue injury in LN. LN is divided into 6 histopathological classes according to the International Society of Nephrology/Renal Pathology Society system, based on glomerular IC deposit location, the extent of glomerular involvement, and whether the injury pattern reflects active or chronic disease. The use of immunosuppressive medications is common in the treatment of lupus nephritis. While these drugs can help control the autoimmune response that leads to kidney inflammation, they also increase the risk of infectious complications. Treating physicians are seeking to reduce immunosuppressive medications and enhance safety.

IgAN is an IC-mediated glomerulonephritis characterized by mesangial IgA deposition, activation of complement and glomerular inflammation. The role of complement in mediating local tissue injury in IgAN is widely recognized. Kidney biopsies reveal deposition of complement proteins such as fH, properdin, C4d, mannose-binding lectin, active C3 fragments, and C5b-9, supporting involvement of both the AP and LP. Immune complexes formed from immunoglobulin G, or IgG, autoantibodies and the altered galactose-deficient IgA1 molecules to which they are directed, together with C3 products, contribute to mesangial proliferation and glomerular inflammation. C3 fragments are found in the same distribution as IgA in up to 90% of cases, with increasing mesangial C3 fragment deposition adversely affecting kidney survival. In contrast, individuals with the protective complement fH related protein 3, or CFHR3-1, deletion have reduced glomerular C3 fragment deposition, believed to result from the more effective AP regulation.

C3G is a rare kidney disease caused by dysregulation of the complement AP. Comprising 2 major subgroups, dense deposit disease, or DDD, and C3 glomerulonephritis, or C3GN, it is characterized by C3-dominant glomerular staining by immunofluorescence, of at least 2 orders of intensity greater (on a 0 – 3+ scale) than any other immune reactant (e.g., immunoglobulins). Complement dysregulation can result from genetic mutations in both fluid-phase and surface-bound negative regulator protein fH, or activating proteins, and may also be acquired in the setting of autoantibodies (e.g., directed against fH or which stabilize the C3 convertases (C3 nephritic factors)). Such autoantibodies are more commonly reported in DDD than C3GN. The uncontrolled AP activation common to all results in glomerular C3 fragment deposition and MAC formation.

Current Treatment Landscape and Unmet Need in LN, IgAN and C3G

LN affects 10-250 individuals per million and predominantly women of reproductive age. With heterogeneous pathophysiology, to which genetic and environmental factors likely contribute, the incidence of LN in the U.S. is higher in black (34%-51%), Hispanic (31%-43%), and Asian (33%-55%) patients, compared with white (14%-23%) patients.

The presence of LN increases mortality, with death attributable to renal involvement occurring in 5-25% of patients with proliferative disease (class III, IV, or III/IV + V) within 5 years of onset. Progression to end-stage kidney disease, or ESKD, occurs in 10-30% of those affected by LN, in whom those with proliferative disease are most at risk. Patients with persistently low isolated C3 hypocomplementemia also have an increased risk of ESKD and death. Critical to renal survival is the attainment of a complete clinical response, associated with 92% kidney survival at 10 years, compared to only 43% in partial responders and 13% in non-responders. Despite the continuing development of immunomodulatory agents and supportive care, the prognosis associated with LN has not improved substantially in the past decade, with ESKD still developing in 5-30% of patients within 10 years of LN diagnosis. In prior studies, repeat biopsies after approximately 6 months of treatment in patients with a complete clinical response showed significant persistent histologic activity in a number of cases.

Patient management is determined by disease severity, with non-proliferative forms of LN (with sub–nephrotic range proteinuria and normal glomerular filtration rate, or GFR) typically treated conservatively with renin angiotensin aldosterone system, or RAAS, blockade and immunomodulation with antimalarials (e.g., hydroxychloroquine). Immunosuppression is reserved in these classes for extrarenal manifestations only, while proliferative forms of LN (class III, IV, or III/IV+V) and class V LN with nephrotic syndrome are treated with systemic immunosuppression, combined with high-dose corticosteroids, in an induction phase typically lasting 3 to 6 months. Immunosuppression is continued and gradually reduced in an extended maintenance phase (to reduce the risk of flare), potentially lasting several years. While there have been recent approvals for the treatment of LN (with belimumab and voclosporin), unmet therapeutic need remains due to the limited number of treatment options.

IgAN is the most common primary glomerular disease worldwide, with an estimated incidence of 2-28 individuals per million population per year, dependent on geography. Typically occurring in patients aged between 20 and 30 years, up to 50% of patients progress to ESKD within 20 years of clinical presentation. Patients who undergo transplantation are also at risk of disease recurrence, which occurs in approximately 30% of transplant recipients.

Proteinuria is a recognized risk factor for the progression of IgAN, with time-average proteinuria shown to be the most important predictor of rate of kidney function decline. A quantitative estimate determined that each incremental gram of proteinuria above 1g per day was associated with a 10- to 25-fold more rapid rate of kidney function decline. Reducing proteinuria to below 1g/d is therefore regarded as a treatment target in IgAN, with patients achieving this target observed to have a similar rate of disease progression and kidney survival, irrespective of their initial proteinuria and comparable to those whose proteinuria never exceeded 1g/d.

Current SOC for IgAN as described in the Kidney Disease Improving Global Outcomes 2021 guidelines, consists of RAAS inhibition as first line therapy. However, RAAS inhibition does not affect the underlying disease pathology, with less than half of patients achieving sustained proteinuria levels of < 1g/d (partial remission). The long-term clinical benefit of glucocorticoids, or GCs, has not been established and a 6-month course is only suggested with extreme caution in those at high risk of progressive chronic kidney disease. Antibody depleting strategies, such as rituximab, are not recommended due to the paucity of evidence for their efficacy and both treatment approaches carry safety concerns, which are reflected in current treatment guidelines (e.g., KDIGO).

C3G is a rare kidney disease caused by dysregulation of the complement AP. Comprising 2 major subgroups, DDD and C3GN, it is characterized by C3-dominant glomerular staining by immunofluorescence, of at least 2 orders of intensity greater (on a 0–3+ scale) than any other immune reactant (e.g., immunoglobulins).

With an estimated incidence of 1-3 patients per million, C3GN is reportedly more common than DDD in patients with familial C3G. DDD tends to be diagnosed at a younger age, predominantly in children and young adults, but has been reported in older adults. Presentation varies from nephritic syndrome, asymptomatic and low-grade proteinuria to nephrotic syndrome, or rapidly progressive glomerulonephritis, with 50% progressing to ESKD within 10 years. Isolated C3 hypocomplementemia is seen in most patients.

The treatment paradigm for C3G has not been well established. In addition to the standard conservative measures, such as RAAS inhibition and blood pressure control, other tested approaches have included immunosuppression, plasma exchange and complement inhibition with varying degrees of success, and significant therapeutic need remains.

The Role of Complement in AAV

The ANCA-associated vasculitides are a group of autoimmune disorders characterized by severe inflammation of small blood vessels induced by infiltration of neutrophils into vessel walls. Autoimmunity is characterized by the development of autoantibodies to the neutrophil proteins leukocyte proteinase 3 or myeloperoxidase. Patients with AAV typically present with severe organ-threatening or life-threatening disease, although less severe presentations can also occur.

AP complement activation is detected in AAV tissue lesions and is thought to be a major driver of disease pathogenesis. Complement factor B-or C5-deficient mice do not develop glomerulonephritis in an anti-MPO induced model of AAV. Biomarkers of AP activation, including deposits of C3d, Bb fragment of factor B, or Bb, and C5b-9 are detected in glomeruli and extraglomerular small vessels of AAV kidneys, and Bb, C3a, C5a, and C5b-9 are elevated in urine and serum from AAV patients. Furthermore, serum Bb correlates with disease activity and outcome, and serum C3c concentration correlates with severity of AAV lesions in the kidney. In AAV, hypocomplementemia, as a result of complement overactivation, is reported to be associated with more advanced renal involvement, higher likelihood of treatment resistance, and worse prognosis.

Current Treatment Landscape and Unmet Need in AAV

AAV is a rare disease with a historical estimated global prevalence of 46 to 421 cases per million persons, depending on the population studied and the specific subtype of AAV. The annual incidence of AAV ranges from 10 to 20 cases per million population, with wide variation across geographic regions and substantial variation in the relative incidence of granulomatosis with polyangiitis, or GPA, and microscopic polyangiitis, or MPA, among Europe, the U.S., and Asia.

The presentation and natural history of AAV can be highly variable, and the spectrum of disease may range from relatively mild and localized to the upper respiratory tract, to life-threatening involvement of multiple organ systems. Additionally, disease activity can fluctuate, and relapses may occur. In the current era with SOC, 1-year mortality rates range from approximately 5% to 20% and 5-year mortality can be as high as 50% for the MPA subtype. The highest mortality rates are observed in patients with severe renal involvement, pulmonary hemorrhage, or other life-threatening complications. Severe AAV requires intensive treatment, including high-dose GCs immunosuppressive agents, and sometimes plasma exchange. Despite aggressive therapy, managing severe disease can be challenging, and many patients experience treatment-resistant disease or suffer from irreversible organ damage prior to attainment of disease remission. Furthermore, infections are a leading cause of adverse outcomes, including death, in patients with AAV, a risk generally ascribed to immune-suppressive effects of the treatment regimens used to achieve disease remission. In recent years, intense focus has been on the likely role of GCs in conferring this risk, and there is general acceptance that the reduction and/or elimination of GC in the treatment of AAV is a desirable goal. Avacopan, a recently approved complement C5a receptor inhibitor for AAV, supports complement involvement in the disease but labelling language states that it “does not eliminate glucocorticoid use” and includes warning and precaution language guiding around its use “in patients with underlying conditions that may predispose them to infection.”

Further Clinical Development of ADX-097: Clinical Trial Plan

Based on the preliminary data from our Phase 1 clinical trial, we plan to initiate a program in human complement-mediated kidney diseases in 2024 and a Phase 2 clinical trial in AAV in the first half of 2025.

The Renal Basket Program

The planned ADX-097-201 study is designed as a basket program to evaluate the safety, PK, PD, and clinical activity of ADX-097 in patients with LN, IgAN or C3G. The primary objective of the study is to evaluate the safety and tolerability of ADX-097 when administered weekly to patients. Key secondary efficacy and exploratory objectives include clinical markers of disease activity, biomarkers of complement activation and organ injury, and pharmacology.

All disease groups will be open label, with a total of up to 30 participants planned for enrollment. Patients will be dosed with a single SC dose weekly for up to 26 weeks. Participants in each disease group will be open to enroll into the study.

AAV

The planned ADX-097-202 study is a Phase 2 study in adults with AAV, specifically GPA and MPA. The study is composed of 2 parts: an open-label Part A, and a randomized, blinded Part B. Part A of the study will assess the treatment effect of ADX-097 when given as an adjunct to SOC therapy, with the goal of demonstrating initial proof of clinical efficacy. The intent of Part B of the study is to assess the ability of ADX-097 to reduce or eliminate the use of oral glucocorticoids to support induction of remission.

Expanding Our Pipeline of Complement Therapeutics

By leveraging our extensive experience building fusion biologics and our deep understanding of the complement system, we aim to create a sustainable pipeline of novel and localized complement inhibitors that are customized for diverse indications. We expect additional preclinical data in 2024 from our ongoing pipeline efforts in support of advancement of one or more research and development candidates in 2025.

Collaboration and License Agreements

ADX-097—License Agreement – The Regents of the University of Colorado

In August 2017, we entered into an exclusive license agreement, as amended in February 2018, September 2018, and April 2019, or the Colorado License Agreement, with The Regents of the University of Colorado, or Colorado, pursuant to which we obtained worldwide, royalty-bearing, sublicensable licenses under certain patents and know-how owned by Colorado and Medical University of South Carolina, or MUSC, relating to the research, development and commercialization of ADX-097. The licenses granted to us are exclusive with respect to certain patent families and know-how and non-exclusive with certain other patent families and know-how. The licenses granted to us are also subject to certain customary retained rights of Colorado and MUSC and rights of the United States government owing to federal funding giving rise to inventions covered by the licensed patents. We agreed to use commercially reasonable efforts to develop, manufacture and commercialize ADX-097, including by using commercially reasonable efforts to achieve specified development and regulatory milestones by specified dates.

In addition, we agreed to pay Colorado (i) development and sales milestone payments in an aggregate amount of up to $2.2 million per licensed product for the first three products, (ii) tiered royalty rates on cumulative net sales of licensed products in the low single digit percentages, (iii) 15% of sublicense income and (iv) ongoing fees associated with the prosecution, maintenance, or filing of the licensed patents. Our obligation to pay royalties to Colorado commences, on a licensed product-by-licensed product and country-by-country basis, from the first commercial sale of a licensed product in any country and expires on the later of (i) the last to expire valid claim within the licensed patents covering such licensed product in such country, and (ii) 20 years following the effective date of the Colorado License Agreement, or April 2037, or the Royalty Term.

Unless earlier terminated by either party pursuant to its terms, the Colorado License Agreement will expire upon the expiration of the Royalty Term in all countries. We may terminate the Colorado License Agreement for convenience upon providing prior written notice to Colorado. Colorado may terminate the Colorado License Agreement or convert our exclusive license to a non-exclusive license if we breaches certain obligations under the Colorado License Agreement and fails to cure such breach. The Colorado License Agreement will terminate automatically upon our dissolution, insolvency, or bankruptcy.

Bempikibart—License Agreement – Bristol-Myers Squibb Company

In September 2019, we entered into a license agreement, as amended in August 2021 and July 2022, or the BMS License Agreement, with Bristol-Myers Squibb Company, or BMS, pursuant to which we obtained sublicensable licenses from BMS to research, develop and commercialize licensed products, including bempikibart, for any and all uses worldwide. The licenses granted to us are exclusive with respect to BMS’s patent rights and know-how relating to certain antibody fragments (including certain fragments of bempikibart) and non-exclusive with respect to BMS’s patent rights and know-how relating to the composition of matter and use of a specific region of bempikibart. BMS retained the right for it and its affiliates to use the exclusively licensed patents and know-how for internal, preclinical research purposes. Under the BMS License Agreement, we are prohibited from engaging in certain clinical development or commercialization of any antibody other than a licensed compound with the same mechanism of action until the earlier of the expiration of our obligation to pay BMS royalties or September 2029.

In consideration for the license, we made an upfront payment to BMS of $8 million, issued 6,628,788 Series A preferred shares to BMS and agreed to use commercially reasonable efforts to develop and commercialize at least one licensed product in key geographic markets. In addition, we agreed to pay BMS (i) development and regulatory milestone payments in aggregate amounts ranging from $32 million to $49 million per indication for the first three indications and commercial milestone payments in an aggregate amount of up to $215 million on net sales of licensed products, (ii) tiered royalties ranging from rates in the mid-single digit percentages to up to 10% of net sales, with increasing rates depending on the cumulative net sales, (iii) up to 60% of sublicense income, which percentage decreases based on the development stage of bempikibart at the time of the sublicensing event, and (iv) ongoing fees associated with the prosecution, maintenance, or filing of the licensed patents.

Our obligation to pay BMS royalties under subsection (ii) above commences, on a licensed product-by-licensed product and country-by-country basis, on the first commercial sale of a licensed product in a country and expires on the later of (x) 12 years from the first commercial sale of such Licensed Product in such country, (y) the last to expire licensed patent right covering bempikibart or such licensed product in such country, and (z) the expiration or regulatory or marketing exclusivity for such licensed product in such country, or the Royalty Term. If we undergo a change of control prior to certain specified phase of development, the development and milestone payments are subject to increase by a low double-digit percentage and the royalty rates are subject to increase by a low sub-single-digit percentage.

Unless terminated earlier by either party pursuant to its terms, the BMS License Agreement will expire on a country-by-country and licensed product-by-licensed product basis upon the expiration of the last to expire Royalty Term with respect to such licensed product in such country. Either party may terminate the BMS License Agreement for the other party’s material breach, subject to a specified notice and cure period. BMS may terminate the BMS License Agreement if we fail to meet its diligence obligations under the BMS License Agreement, for our insolvency, or if we or our affiliates challenges the validity, scope, enforceability, or patentability of any of the licensed patents. We may terminate the BMS License Agreement for any reason upon prior written notice to BMS, with a longer notice period if a licensed product has received regulatory approval. If the BMS Agreement is terminated for our material breach, BMS will regain rights to bempikibart and we must grant BMS an exclusive license under our patent rights covering bempikibart, subject to a low single-digit percentage royalty on net sales of bempikibart payable to us by BMS.

Bempikibart – Collaboration and Option Agreement, Asset Purchase Agreement and Termination Agreement – Horizon Therapeutics Ireland DAC)

From August 2022 until November 2023, we were a party to the Collaboration and Option Agreement, or the Horizon Collaboration Agreement, and the Asset Purchase Agreement, or the Purchase Agreement, and together with the Horizon Collaboration Agreement, the Horizon Agreements each with Horizon Therapeutics Ireland DAC, or Horizon, pursuant to which we received $55.0 million in initial consideration and staged development funding to complete two ongoing Phase 2 trials for bempikibart, and granted Horizon an option to acquire the bempikibart program at a prespecified price, subject to certain adjustments.

In October 2023, Amgen Inc., or Amgen, completed the acquisition of Horizon Therapeutics public limited company, or Horizon plc. Following its acquisition of Horizon plc, we agreed with Amgen to mutually terminate the Horizon Agreements and in November 2023, we entered into a termination agreement with Horizon, or the Horizon Termination Agreement, pursuant to which Horizon’s option to acquire the bempikibart program was terminated. As a result, we retained all initial consideration and development funding received under the Horizon Collaboration Agreement and regained full development and commercial rights to bempikibart. In consideration for the Horizon Termination Agreement, we agreed to pay Horizon regulatory and sales milestones payments of up to an aggregate amount of $75.1 million upon the first achievement of certain regulatory and sales milestones with respect to bempikibart.

Competition

We expect to face intense competition from other biopharmaceutical companies that are developing agents for the treatment of autoimmune and inflammatory diseases. Drug development is highly competitive and subject to rapid and significant technological advancements. Our ability to compete will significantly depend upon our ability to complete necessary clinical trials and regulatory approval processes, and effectively market any drug that we may successfully develop. Our current and potential future competitors include pharmaceutical and biotechnology companies, as well as academic institutions and government agencies. The primary competitive factors that will affect the commercial success of any product candidate for which we may receive marketing approval include efficacy, safety and tolerability profile, dosing convenience, price, coverage, reimbursement and public opinion. Many of our existing or potential competitors have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, as well as in obtaining regulatory approvals of those product candidates in the U.S. and in foreign countries. Our current and potential future competitors also have significantly more experience commercializing drugs that have been approved for marketing. Mergers and acquisitions in the biopharmaceutical industry could result in even more resources being concentrated among a small number of our competitors. Accordingly, competitors may be more successful than us in obtaining regulatory approval for therapies and in achieving widespread market acceptance of their drugs. It is also possible that the development of a cure or more effective treatment method for any of our targeted indications by a competitor could render our product candidate non-competitive or obsolete, or reduce the demand for our product candidate before we can recover its development and commercialization expenses.

Manufacturing

We do not currently own or operate facilities for product manufacturing, testing, storage, and distribution. We contract with third parties for the manufacture and distribution of our product candidates. Because we rely on contract manufacturers, our employs and contracts with personnel with extensive technical, manufacturing, analytical and quality experience. Our staff has strong knowledge and understanding of the extensive regulations that govern manufacturing, documentation, quality assurance, and quality control of drug supply that are required to support our regulatory filings.

Intellectual Property

We strive to protect and enhance the proprietary technology, inventions, and improvements that are commercially important to our business, including by seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties. We also rely on trade secrets and know-how relating to our proprietary technology and product candidates, continuing technological innovation, and in-licensing opportunities to develop, strengthen, and maintain our proprietary position in the field of autoimmune and inflammatory diseases. Our future success depends, in part, on our ability to obtain and maintain patent and other proprietary protection for our commercially important technology, inventions, and know-how, defend and enforce our intellectual property rights (in particular our patent rights), preserve the confidentiality of our trade secrets, and operate without infringing, misappropriating, or violating the valid and enforceable patents and proprietary rights of third parties. Our ability to stop third parties from making, using, selling, offering to sell, or importing products identical or similar to ours may depend on the extent to which we have rights under valid and enforceable patents that cover these activities.

The patent position of biotechnology and pharmaceutical companies are generally uncertain and can involve complex legal, scientific, and factual issues. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. We also cannot ensure that patents will issue with respect to any patent applications that we or our licensors may file in the future, nor can we ensure that any of our owned or licensed patents or future patents will be commercially useful in protecting our product candidates and methods of manufacturing. In addition, the coverage claimed in a patent application may be significantly reduced before a patent is issued, and its scope can be reinterpreted and even challenged after issuance. As a result, we cannot guarantee that any of our products will be protected or remain protectable by valid and enforceable patents. Moreover, any of our patents may be challenged, circumvented, or invalidated by third parties.

Prosecution is a lengthy process, during which the scope of the claims initially submitted for examination by the U.S. Patent and Trademark Office, or USPTO, may be significantly narrowed before issuance, if issued at all. We expect this may be the case with respect to some of our pending patent applications referred to below.

With respect to our ADX-097 program, as of December 31, 2023, we own one patent family relating to ADX-097, other fusion constructs of anti-C3d antibodies and different complement modulators. This family includes two issued U.S. patents, one allowed U.S. patent application, and 24 pending applications in Australia, Canada, China, Europe, Hong Kong, India, Indonesia, Israel, Japan, South Korea, Malaysia, Mexico, New Zealand, Philippines, Russia, Saudi Arabia, Singapore, South Africa, United Arab Emirates, Qatar, Bahrain, Kuwait, and Oman. The issued patent that covers ADX-097, and any patents that issue from these pending patent applications are expected to expire in December 2039, without accounting for potentially available patent term adjustments or extensions in the U.S. or abroad.

With respect to bempikibart, as of December 31, 2023, we exclusively licensed from Bristol Myers Squibb, or BMS, one patent family relating to antibodies against the IL-7R alpha subunit and uses thereof comprising one issued U.S. patent, one issued patent in each of Japan, South Korea, and Singapore, one pending U.S. patent application, and 32 pending patent applications in Argentina, Australia, Brazil, Canada, Chile, China, Colombia, Europe, Hong Kong, India, Indonesia, Israel, Japan, South Korea, Malaysia, Mexico, New Zealand, Peru, Philippines, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, United Arab Emirates Qatar, Bahrain, Egypt, Kuwait, and Oman. The issued patent is expected to expire in January 2040 and any patents that issue from these pending patent applications are expected to expire in 2040, without accounting for potentially available patent term adjustments or extensions in the U.S. or abroad. We also owns two pending U.S. provisional patent applications related to the use of bempikibart for the treatment of atopic dermatitis and hair loss disorders. Any patents that issue from patent applications that claim priority to this U.S. provisional application are expected to expire in 2044, without accounting for potentially available patent term adjustments or extensions.

We also own one pending U.S. provisional patent application relating to targeted treatment of complement-media disease through local complement inhibition based on detection of a urinary biomarker. Any patents that issue from patent applications that claim priority to this U.S. provisional application are expected to expire in 2044, without accounting for potentially available patent term adjustments or extensions in the U.S. or abroad.

We have licensed from various institutions additional patent families that are generally related to C3d targeted complement inhibitors, but that do not specifically cover ADX-097:

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One patent family from the Regents of the University of Colorado, or CU, the MUSC Foundation For Research Development, or MUSC, and the U.S. Department of Veterans Affairs, or USDVA, relating to targeted complement inhibitor constructs based on natural antibodies and uses thereof includes two granted Australian patents and one granted patent in each of Israel and Japan. These patents are expected to expire in 2034, without accounting for potentially available patent term adjustments or extensions in the U.S. or abroad;

•	Two patent families from CU, the first relating to MAP44 polypeptides and tissue-targeted fusion constructs and uses thereof, and the second relating to modulating the alternative complement pathway;

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The first patent family includes one granted patent in each of Australia and Israel and pending patent applications in the U.S., Canada and Australia. The issued patents and any patents that issue from the pending patent applications are expected to expire in 2035, without accounting for potentially available patent term adjustments or extensions in the U.S. or abroad. The second patent family includes three issued U.S. patents, which are expected to expire in 2029, without accounting for potentially available patent term adjustments or extensions in the U.S. or abroad;

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Two patent families from MUSC and USDVA, the first relating to compositions and methods for treating central nervous system injury using a targeted complement inhibitor and another agent or therapy and the second relating to compositions and methods for treating and preventing transplant-associated injury. The first patent family includes one issued U.S. patent, one pending U.S. patent application, and one pending patent application in Europe. The issued patent and any patents that issue from the pending patent applications are expected to expire in 2037, without accounting for potentially available patent term adjustments or extensions in the U.S. or abroad. The second patent family includes one pending U.S. patent application and one pending patent application in Europe. Any patents that issue from these pending patent applications are expected to expire in 2037, without accounting for potentially available patent term adjustments or extensions in the U.S. or abroad; and

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One patent family from CU and MUSC relating to antibodies against the C3d fragment of complement component 3 includes one reissue patent in the U.S. This patent is expected to expire in 2037, without accounting for potentially available patent term adjustments or extensions in the U.S. or abroad.

While we believe that the specific and generic claims contained in our patents provide protection for the claimed compounds, pharmaceutical compositions and methods of use, third parties may nevertheless challenge such claims. If any such claims are invalidated or rendered unenforceable for any reason, we could lose valuable intellectual property rights and our ability to prevent others from competing with our products and technology would be impaired.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we pursue patent protection, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, the term of a patent covering an FDA-approved drug may, in certain cases, be eligible for a patent term extension under the Hatch-Waxman Act as compensation for the loss of patent term during the FDA regulatory review process. The period of extension may be up to five years, but the remaining term of a patent cannot be extended beyond a total of 14 years from the date of product approval. Only one patent among those eligible for an extension and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions are available in Europe and in certain other jurisdictions to extend the term of a patent that covers an approved drug. We intend to seek patent term extension for patents covering our products if available.

In addition to patent protection, we may also rely, in some circumstances, on trade secrets to protect our technology. To that end, we also enter into confidentiality agreements with those who have access to our confidential information, including our employees, contractors, consultants, collaborators and advisors. We also enter into agreements requiring assignment of inventions with selected consultants, scientific advisors, and collaborators. However, trade secrets are difficult to protect. These agreements may not provide meaningful protection and may be breached without an adequate remedy for any such breach. In addition, our trade secrets and/or confidential information and know-how may become known or be independently developed by a third party, or misused by any collaborator to whom we disclose such information. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or obtain or use information that we regard as proprietary. Although we takes steps to protect our proprietary information, third parties may independently develop the same or similar proprietary information or may otherwise gain access to our proprietary information. As a result, we may be unable to meaningfully protect our trade secrets and proprietary information.

Our success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our strategies, obtain licenses, or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we need may have an adverse impact on our business.

For more information and comprehensive risks related to our proprietary technology, inventions, improvements and product candidates, see the section titled “Risk Factors—Risks Relating to Our Intellectual Property.”

Government Regulation

The U.S. Food and Drug Administration, or the FDA, and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of biologics such as those we are developing. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we are currently conducting and in the future may conduct studies or seek approval or licensure of our product candidates. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or post-market may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on our business.

U.S. Biologics Regulation

In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and the Public Health Service Act, or the PHSA, and their implementing regulations, as well as other federal, state, local, and foreign statutes and regulations. The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with applicable regulations, including the FDA’s Good Laboratory Practices, or GLP;

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submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

•	approval by an independent institutional review board, or IRB, or independent ethics committee at each clinical site before the trial may be commenced;

•	manufacture of the proposed biologic candidate in accordance with current Good Manufacturing Practices, or cGMPs;

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performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, Good Clinical Practice, or GCP, requirements and other clinical-trial related regulations to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

•	preparation of and submission to the FDA of a biologics license application, or BLA, after completion of all pivotal clinical trials;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMPs, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and potential audit of selected clinical investigation sites to assess compliance with GCPs;

•	payment of user fees for FDA review of the BLA, unless a waiver is applicable; and

•	FDA review and approval of a BLA to permit commercial marketing of the product for a particular indication(s) for use in the United States.

Preclinical and Clinical Development

Prior to beginning the first clinical trial with a product candidate, a sponsor must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol or protocols for preclinical studies and clinical trials. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product, chemistry, manufacturing and controls information, and any available human data or literature to support the use of the investigational product. An IND must become effective before clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research participants provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed.

Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may recommend halting the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing preclinical studies and clinical trials and clinical study results to public registries. Sponsors of clinical trials of FDA-regulated products, including biological products, are required to register and disclose certain clinical trial information, which is publicly available at www.clinicaltrials.gov.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of a BLA. The FDA will accept a well-designed and well-conducted foreign clinical trial not conducted under an IND if the trial was conducted in accordance with GCP requirements and the FDA is able to validate the data through an onsite inspection if deemed necessary.

For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

Phase 1. The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

Phase 2. The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

Phase 3. The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may be made a condition to approval of the BLA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the safety, purity and potency of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data and clinical study investigators. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected suspected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information.

BLA Submission and Review

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. FDA approval of a BLA must be obtained before a biologic may be marketed in the United States. The BLA must include all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of the product, or from a number of alternative sources, including studies initiated and sponsored by investigators. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

In addition, under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The Food and Drug Administration Safety and Innovation Act requires that a sponsor who is planning to submit a marketing application for a biological product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial pediatric study plan, or PSP, within sixty days after an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study as may be agreed between the sponsor and FDA. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted.

Within 60 days following submission of the application, the FDA reviews the BLA to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it typically will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response Letter will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. If a Complete Response Letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre-and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. The fast track program is intended to expedite or facilitate the process for reviewing new products that meet certain criteria. Specifically, new product candidates are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. The sponsor of a fast track product candidate has opportunities for more frequent interactions with the review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A fast track product candidate may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product, including involvement of senior managers.

Any marketing application for a biologic submitted to the FDA for approval, including a product candidate with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A product candidate is eligible for priority review if it has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies with due diligence to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022, or FDORA, the FDA may require, as appropriate, that such studies be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Under FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a product or indication approved under accelerated approval if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Fast track designation, breakthrough therapy designation and priority review do not change the standards for approval but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act of 1983, the FDA may grant orphan drug designation to a product candidate intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or 200,000 or more individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that product candidate. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusive approval (or exclusivity), which means that the FDA may not approve any other applications, including a full BLA, to market the same product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care or if the holder of the orphan drug exclusivity cannot assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the product was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan drug designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Post-Approval Requirements

Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. After a BLA is approved for a biological product, the product also may be subject to official lot release. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency and effectiveness of biologics. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which the FDA assesses an annual program fee for each product identified in an approved BLA. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

•	product seizure or detention, or refusal of the FDA to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by the sponsor and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and Reference Product Exclusivity

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products that are highly similar, or “biosimilar,” to or interchangeable with an FDA-approved reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, is generally shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. A product shown to be biosimilar or interchangeable with an FDA-approved reference biological product may rely in part on the FDA’s previous determination of safety and effectiveness for the reference product for approval, which can potentially reduce the cost and time required to obtain approval to market the product.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. FDA-approved interchangeable biosimilars may be substituted for the reference product without the intervention of the prescribing health care provider, subject to state laws, which differ by state.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

The BPCIA is complex and continues to be interpreted and implemented by the FDA. In July 2018, the FDA announced an action plan to encourage the development and efficient review of biosimilars, including the establishment of a new office within the agency that will focus on therapeutic biologics and biosimilars. On December 20, 2020, Congress amended the PHSA as part of the COVID-19 relief bill to further simplify the biosimilar review process by making it optional to show that conditions of use proposed in labeling have been previously approved for the reference product, which used to be a requirement of the application. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

As discussed below, the Inflation Reduction Act of 2022, or IRA, is a significant new law that intends to foster generic and biosimilar competition and to lower drug and biologic costs.

Other Healthcare Laws and Compliance Requirements

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation: the federal Anti-Kickback Statute, or AKS; the federal False Claims Act, or FCA; the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and similar foreign, federal and state fraud, abuse and transparency laws.

The AKS prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of an item or service for which payment may be made under any federal healthcare program. The term remuneration has been interpreted broadly to include anything of value. The AKS has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand, and prescribers and purchasers on the other. The government often takes the position that to violate the AKS, only one purpose of the remuneration need be to induce referrals, even if there are other legitimate purposes for the remuneration. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from AKS prosecution, but they are drawn narrowly and practices that involve remuneration, such as consulting agreements, that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the AKS. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil monetary penalties.

Civil and criminal false claims laws, including the FCA, and civil monetary penalty laws, which impose criminal and civil penalties and can be enforced through civil whistleblower or qui tam actions, prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment of federal government funds, including in federal healthcare programs, that are false or fraudulent; knowingly making, using or causing to be made or used, a false statement of record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. Pharmaceutical and other healthcare companies have been prosecuted under these laws for engaging in a variety of different types of conduct that “caused” the submission of false claims to federal healthcare programs. Under the AKS, for example, a claim resulting from a violation of the AKS is deemed to be a false or fraudulent claim for purposes of the FCA. Manufacturers can be held liable under the federal False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery.

HIPAA created additional federal criminal statutes that prohibit, among other things, executing a scheme to defraud any healthcare benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements or representations relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates, independent contractors or agents of covered entities, that perform services for them that involve the creation, maintenance, receipt, use, or disclosure of, individually identifiable health information relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

The FDCA addresses, among other things, the design, production, labeling, promotion, manufacturing, and testing of drugs, biologics and medical devices, and prohibits such acts as the introduction into interstate commerce of adulterated or misbranded drugs or devices. The PHSA also prohibits the introduction into interstate commerce of unlicensed or mislabeled biological products.

The U.S. federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to the Centers for Medicaid & Medicare Services, or CMS, information related to payments or other transfers of value made to various healthcare professionals including physicians, certain other licensed health care practitioners, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

We are also subject to federal price reporting laws and federal consumer protection and unfair competition laws. Federal price reporting laws require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/ or discounts on approved products. Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.

Further, we are subject to additional similar U.S. state and foreign law equivalents of each of the above federal laws, which, in some cases, differ from each other in significant ways, and may not have the same effect, thus complicating compliance efforts. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, it may be subject to penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of its operations.

Data Privacy and Security

Numerous state, federal and foreign laws govern the collection, dissemination, use, access to, confidentiality and security of personal information, including health-related information. As our operations and business grow, we may become subject to or affected by U.S. federal and state laws and regulations, including the Health Information Portability and Accountability Act of 1996, and its implementing regulations, as amended, or HIPAA, that govern the collection, use, disclosure, and protection of health-related and other personal information. In California the California Consumer Protection Act, or CCPA, which went into effect on January 1, 2020 and was amended effective January 1, 2023, establishes a new privacy framework for covered businesses by creating an expanded definition of personal information, establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. While clinical trial data and information governed by HIPAA are currently exempt from the current version of the CCPA, other personal information may be applicable and possible changes to the CCPA may broaden its scope. Other states, including Virginia (effective January 1, 2023), Colorado (effective July 1, 2023), Connecticut (effective July 1, 2023), and Utah (effective December 31, 2023) have passed privacy legislation and more states may do so in the future, including Iowa, where the Iowa state legislature passed a comprehensive privacy legislation on March 15, 2023. State and non-U.S. laws, including for example the EU General Data Protection Regulation, also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Coverage and Reimbursement

In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Our ability to successfully commercialize our product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow it to establish or maintain pricing sufficient to realize a sufficient return on its investment. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical or biological product for which we obtain regulatory approval. Sales of any product, if approved, depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement, if any, for such product by third-party payors. Decisions regarding whether to cover any of our product candidates, if approved, the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. As a result, the coverage determination process is often a time-consuming and costly process that will require it to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Factors payors consider in determining reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical or biological products, medical devices and medical services, in addition to questioning safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval. Decreases in third-party reimbursement for any product or a decision by a third-party not to cover a product could reduce physician usage and patient demand for the product.

For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.

In addition, net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any product candidate that it commercializes and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price, or ASP, and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

Finally, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union, or EU, provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, products launched in the EU do not follow price structures of the U.S. and generally prices tend to be significantly lower.

Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of reform proposals to change the healthcare system. There is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by federal and state legislative initiatives, including those designed to limit the pricing, coverage, and reimbursement of pharmaceutical and biopharmaceutical products, especially under government-funded health care programs, and increased governmental control of drug pricing.

The ACA, which was enacted in 2010, substantially changed the way healthcare is financed by both governmental and private insurers in the United States, and significantly affected the pharmaceutical industry. The ACA contains a number of provisions of particular import to the pharmaceutical and biotechnology industries, including, but not limited to, those governing enrollment in federal healthcare programs. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future.

Other legislative changes have been proposed and adopted since the ACA was enacted. For example, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. The Budget Control Act of 2011 and subsequent legislation, among other things, created measures for spending reductions by Congress that include aggregate reductions of Medicare payments to providers of 2% per fiscal year, which remain in effect through 2031. Due to the Statutory Pay-As-You-Go Act of 2010, estimated budget deficit increases resulting from the American Rescue Plan Act of 2021, and subsequent legislation, Medicare payments to providers will be further reduced starting in 2025 absent further legislation. The U.S. American Taxpayer Relief Act of 2012 further reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

In addition, the Bipartisan Budget Act of 2018, among other things, amended the Medicare Act (as amended by the ACA) to increase the point-of-sale discounts that manufacturers must agree to offer under the Medicare Part D coverage discount program to 70% off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs being covered under Medicare Part D. Further, on May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state measures designed to, among other things, reduce the cost of prescription drugs, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, in May 2019, CMS adopted a final rule allowing Medicare Advantage Plans the option to use step therapy for Part B drugs, permitting Medicare Part D plans to apply certain utilization controls to new starts of five of the six protected class drugs, and requiring the Explanation of Benefits for Part D beneficiaries to disclose drug price increases and lower cost therapeutic alternatives.

In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. The IRA includes several provisions that may impact our business to varying degrees, including provisions that reduce the out-of-pocket spending cap for Medicare Part D beneficiaries from $7,050 to $2,000 starting in 2025, thereby effectively eliminating the coverage gap; impose new manufacturer financial liability on certain drugs under Medicare Part D, allow the U.S. government to negotiate Medicare Part B and Part D price caps for certain high-cost drugs and biologics without generic or biosimilar competition; require companies to pay rebates to Medicare for certain drug prices that increase faster than inflation; and delay until

January 1, 2032 the implementation of the HHS rebate rule that would have limited the fees that pharmacy benefit managers can charge. Further, under the IRA, orphan drugs are exempted from the Medicare drug price negotiation program, but only if they have one rare disease designation and for which the only approved indication is for that disease or condition. If a product receives multiple rare disease designations or has multiple approved indications, it may not qualify for the orphan drug exemption. The implementation of the IRA is currently subject to ongoing litigation challenging the constitutionality of the IRA’s Medicare drug price negotiation program. The effects of the IRA on our business and the healthcare industry in general is not yet known.

President Biden has also issued multiple executive orders that have sought to reduce prescription drug costs. In February 2023, HHS also issued a proposal in response to an October 2022 executive order from President Biden that includes a proposed prescription drug pricing model that will test whether targeted Medicare payment adjustments will sufficiently incentivize manufacturers to complete confirmatory trials for drugs approved through FDA’s accelerated approval pathway. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that they will continue to seek new legislative measures to control drug costs.

Notwithstanding the IRA and President Biden’s executive orders, continued legislative and enforcement interest exists in the United States with respect to specialty drug pricing practices. Specifically, we expect regulators to continue pushing for transparency to drug pricing, reducing the cost of prescription drugs under Medicare, reviewing the relationship between pricing and manufacturer patient programs, and reforming government program reimbursement methodologies for drugs.

Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain drug access and marketing cost disclosure and transparency measures, and designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for its drugs or put pressure on its drug pricing, which could negatively affect our business, financial condition, results of operations and prospects.

Other Government Regulation Outside of the United States

Regulation Outside of the United States

EU Drug Development

In addition to regulations in the United States, we are subject to a variety of regulations in other jurisdictions governing clinical studies, commercial sales, and distribution of our products. Most countries outside of the United States require that clinical trial applications be submitted to and approved by the local regulatory authority for each clinical study. In the EU, for example, an application must be submitted to the national competent authority and an independent ethics committee in each country in which we intend to conduct clinical trials, much like the FDA and IRB, respectively. Under the new Clinical Trials Regulation (EU) No 536/2014, which replaced the Clinical Trials Directive 2001/20/EC on January 31, 2022, a single application is now made through the Clinical Trials Information System for clinical trial authorization in up to 30 EU/EEA countries at the same time and with a single set of documentation.

The assessment of applications for clinical trials is divided into two parts (Part I contains scientific and medicinal product documentation and Part II contains the national and patient-level documentation). Part I is assessed by a coordinated review by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States Concerned) of a draft report prepared by a Reference Member State. Part II is assessed separately by each Member State Concerned. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the Member State Concerned, however overall related timelines are defined by the Clinical Trials Regulation. The new Clinical Trials Regulation also provides for simplified reporting procedures for clinical trial sponsors.

EU Drug Review and Approval

In addition, whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of countries outside the United States before we can commence marketing of the product in those countries. The approval process and requirements vary from country to country, so the number and type of nonclinical, clinical, and manufacturing studies needed may differ, and the time may be longer or shorter than that required for FDA approval.

To obtain regulatory approval for our medicinal products under the EU regulatory system, a marketing authorization application, or MAA, needs to be submitted. There are a number of potential routes open to obtain a marketing authorization, or MA. The centralized procedure allows applicants to obtain a MA that is valid throughout the EU, and the additional Member States of the European Economic Area (Iceland, Liechtenstein and Norway), or EEA. It is compulsory for medicinal products manufactured using biotechnological processes, orphan medicinal products, advanced therapy medicinal products (gene-therapy, somatic cell-therapy or tissue-engineered medicines) and human products containing a new active substance which is not authorized in the EU and which is intended for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, auto-immune and other immune dysfunctions, viral diseases or diabetes. The centralized procedure is optional for any other products containing new active substances not authorized in the EU or for products which constitute a significant therapeutic, scientific, or technical innovation or for which a centralized authorization is in the interests of patients at EU level. When a company wishes to place on the market a medicinal product that is eligible for the centralized procedure, it sends an application directly to the European Medicines Agency, or EMA, to be assessed by the Committee for Medicinal Products for Human Use, or CHMP. The CHMP is responsible for conducting the assessment of whether a medicine meets the required quality, safety, and efficacy requirements, and whether the product has a positive risk/benefit profile. The procedure results in a European Commission decision, which is valid in all EU Member States. The centralized procedure is as follows: full copies of the MAA are sent to a rapporteur and a co-rapporteur designated by the competent EMA scientific committee. They coordinate the EMA’s scientific assessment of the medicinal product and prepare draft reports. Once the draft reports are prepared (other experts might be called upon for this purpose), they are sent to the CHMP, whose comments or objections are communicated to the applicant. The rapporteur acts as an EMA contact person for the applicant and continues to play this role, even after the MA has been granted.

The rapporteur and co-rapporteur then assess the applicant’s replies, submit them for discussion to the CHMP, and taking into account the conclusions of this debate, prepare a final assessment report. Once the evaluation is completed, the CHMP gives a favorable or unfavorable opinion as to whether to grant the authorization. When the opinion is favorable, it shall include the draft summary of product characteristics, or SmPC, the package leaflet, and the texts proposed for the various packaging materials. The time limit for the evaluation procedure is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP). The EMA then has fifteen days to forward its opinion to the European Commission, which will make a binding decision on the grant of an MA within 67 days of the receipt of the CHMP opinion.

There are two other procedures in the EU for the grant of an MA in multiple EU Member States. The decentralized procedure provides for approval by one or more other, or Concerned Member States, of an assessment of an application performed by one Member State, known as the Reference Member State. Under this procedure, an applicant submits an application, or dossier, and related materials including a draft SmPC, and draft labeling and package leaflet, to the Reference Member State and Concerned Member States. The Reference Member State prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the Reference Member State’s assessment report, each Concerned Member State must decide whether to approve the assessment report and related materials. If a Member State cannot approve the assessment report and related materials on the grounds of potential serious risk to the public health, the disputed points may eventually be referred to the European Commission, whose decision is binding on all Member States. Where a product has already been authorized for marketing in a EU Member State, this national MA can be recognized in other Member States through the mutual recognition procedure.

EU New Chemical Entity Exclusivity

In the EU, innovative medicinal products approved on the basis of a complete and independent data package qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. The data exclusivity, if granted, prevents generic or biosimilar applicants from referencing the innovator’s preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar MA in the EU, during a period of eight years from the date on which the reference product was first authorized in the EU. During the additional two-year period of market exclusivity, a generic or biosimilar MAA can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar product can be placed on the EU market until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are determined to bring a significant clinical benefit in comparison with currently approved therapies. There is no guarantee that a product will be considered by the EMA to be an innovative medicinal product, and products may not qualify for data exclusivity. Even if a product is considered to be an innovative medicinal product so that the innovator gains the prescribed period of data exclusivity, however, another company could nevertheless also market another version of the product if such company obtained an MA based on an MAA with a complete and independent data package of pharmaceutical tests, preclinical tests and clinical trials.

EU Orphan Designation and Exclusivity

The criteria for designating an “orphan medicinal product” in the EU are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as an orphan medicinal product if it is intended for the diagnosis, prevention, or treatment of a life-threatening or chronically debilitating condition that affects no more than five in 10,000 persons in the EU when the application is made. In addition, orphan designation can be granted if the product is intended for a life threatening, seriously debilitating, or serious and chronic condition in the EU and, without incentives, it is unlikely that sales of the product in the EU would be sufficient to justify the necessary investment in its development. Orphan designation is only available if there is no other satisfactory method approved in the EU of diagnosing, preventing, or treating the applicable orphan condition, or if such a method exists, the proposed orphan medicinal product will be of significant benefit to patients affected by such condition, as defined in Regulation (EC) 847/2000.

Orphan designation provides opportunities for fee reductions, protocol assistance, and access to the centralized procedure. Fee reductions are limited to the first year after an MA, except for small and medium enterprises. In addition, if a product which has an orphan designation subsequently receives a centralized MA for the indication for which it has such designation, the product is entitled to orphan market exclusivity, which means the EMA may not approve any other application to market a similar medicinal product for the same indication for a period of ten years. A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. The exclusivity period may be reduced to six years if, at the end of the fifth year, it is shown that the designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, an MA may be granted to a similar medicinal product for the same indication at any time if:

•	the second applicant can establish that its product, although similar to the authorized product, is safer, more effective or otherwise clinically superior;

•	the MA holder of the authorized product consents to a second orphan medicinal product application; or

•	the MA holder of the authorized product cannot supply enough orphan medicinal product.

EU Pediatric Investigation Plan

A pediatric investigation plan, or PIP, in the EU is aimed at ensuring that the necessary data are obtained to support the authorization of a medicine for children, through studies in children. All applications for MAs for new medicines have to include the results of studies as described in an agreed PIP, unless the medicine is exempt because of a deferral or waiver. This requirement also applies when an MA holder wants to add a new indication, pharmaceutical form, or route of administration for a medicine that is already authorized and covered by intellectual property rights. Several rewards and incentives for the development of pediatric medicines for children are available in the EU. Medicines authorized across the EU with the results of studies from a PIP included in the product information are eligible for an extension of their supplementary protection certificate, or SPC, by six months (provided an application for such extension is made at the same time as filing the SPC application for the product, or at any point up to two years before the SPC expires). This is the case even when the studies’ results are negative. For orphan medicinal products, the incentive is an additional two years of market exclusivity. Scientific advice and protocol assistance at the EMA are free of charge for questions relating to the development of pediatric medicines. Medicines developed specifically for children that are already authorized but are not protected by a patent or supplementary protection certificate are eligible for a pediatric-use MA, or PUMA. If a PUMA is granted, the product will benefit from ten years of market protection as an incentive.

PRIME Scheme

In March 2016, the EMA launched an initiative, the PRIority Medicines, or PRIME, scheme, to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The PRIME scheme is intended to encourage development of products in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small- and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than larger companies on the basis of compelling non-clinical data and tolerability data from initial clinical trials. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated MAA assessment once a dossier has been submitted. Importantly, once a candidate medicine has been selected for the PRIME scheme, a dedicated contact and rapporteur from the CHMP or from the Committee for Advanced Therapies, or CAT, are appointed early in the PRIME scheme facilitating increased understanding of the product at the EMA’s committee level. An initial meeting with the CHMP/CAT rapporteur initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies. PRIME eligibility does not change the standards for product approval, and there is no assurance that any such designation or eligibility will result in expedited review or approval.

The aforementioned EU rules are generally applicable in the EEA.

Reform of the Regulatory Framework in the EU

The European Commission introduced legislative proposals in April 2023, that if implemented, will replace the current regulatory framework in the EU for all medicines (including those for rare diseases and for children). The European Commission has provided the legislative proposals to the European Parliament and the European Council for their review and approval. The European Parliament and the European Council may propose amendments to the proposals. Once the proposals are approved (with or without amendment), they will be adopted into EU law.

Brexit and the Regulatory Framework in the United Kingdom

The United Kingdom left the EU on January 31, 2020, and the United Kingdom and the EU have concluded a trade and cooperation agreement, or TCA, which was provisionally applicable since January 1, 2021 and has been formally applicable since May 1, 2021.

The TCA includes specific provisions concerning pharmaceuticals, which include the mutual recognition of GMP, inspections of manufacturing facilities for medicinal products and GMP documents issued, but does not provide for wholesale mutual recognition of United Kingdom and EU pharmaceutical regulations. At present, Great Britain has implemented EU legislation on the marketing, promotion and sale of medicinal products through the Human Medicines Regulations 2012 (as amended). Except in respect of the new EU Clinical Trials Regulation, the regulatory regime in Great Britain therefore largely aligns with current EU medicines regulations, however it is possible that these regimes will diverge more significantly in future now that Great Britain’s regulatory system is independent from the EU and the TCA does not provide for mutual recognition of United Kingdom and EU pharmaceutical legislation. However, notwithstanding that there is no wholesale recognition of EU pharmaceutical legislation under the TCA, under a new framework mentioned below which will be put in place by the Medicines and Healthcare products Regulatory Agency, or MHRA, the United Kingdom’s medicines regulator, from January 1, 2024, the MHRA has stated that it will take into account decisions on the approval of MAs from the EMA (and certain other regulators) when considering an application for a Great Britain MA.

On February 27, 2023, the United Kingdom government and the European Commission announced a political agreement in principle to replace the Northern Ireland Protocol with a new set of arrangements, known as the “Windsor Framework”. This new framework fundamentally changes the existing system under the Northern Ireland Protocol, including with respect to the regulation of medicinal products in the United Kingdom. In particular, the MHRA will be responsible for approving all medicinal products destined for the United Kingdom market (i.e., Great Britain and Northern Ireland), and the EMA will no longer have any role in approving medicinal products destined for Northern Ireland. A single United Kingdom-wide MA will be granted by the MHRA for all medicinal products to be sold in the United Kingdom, enabling products to be sold in a single pack and under a single authorization throughout the United Kingdom. The Windsor Framework was approved by the EU-United Kingdom Joint Committee on March 24, 2023, so the United Kingdom government and the EU will enact legislative measures to bring it into law. On June 9, 2023, the MHRA announced that the medicines aspects of the Windsor Framework will apply from January 1, 2025.

The MHRA has introduced changes to national licensing procedures, including procedures to prioritize access to new medicines that will benefit patients, an accelerated assessment procedure and new routes of evaluation for novel products and biotechnological products. All existing EU MAs for centrally authorized products were automatically converted (grandfathered) into United Kingdom MAs free of charge on January 1, 2021. For a period of three years from January 1, 2021, the MHRA may rely on a decision taken by the European Commission on the approval of a new MA in the centralized procedure, in order to more quickly grant a new Great Britain MA. A separate application will, however, still be required. On January 24, 2023, the MHRA announced that a new international recognition framework will be put in place from January 1, 2024, which will have regard to decisions on the approval of MAs made by the EMA and certain other regulators when determining an application for a new Great Britain MA. There is now no pre-MA orphan designation in Great Britain. Instead, the MHRA reviews applications for orphan designation in parallel to the corresponding MAA. The criteria are essentially the same, but have been tailored for the Great Britain market, i.e., the prevalence of the condition in Great Britain (rather than the EU) must not be more than five in 10,000. Should an orphan designation be granted, the period of market exclusivity will be set from the date of first approval of the product in Great Britain.

Human Capital

As of March 25, 2024, we had 37 full-time employees, of which 7 have M.D. or Ph.D. degrees. Within our workforce, 27 employees are engaged in research and development and 10 are engaged in general management and administration. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity incentive plans are to attract, retain and reward personnel through the granting of equity-based compensation awards in order to increase shareholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

Our principal office is located at 830 Winter Street, Waltham, Massachusetts 02451, where we lease approximately 15,771 square feet of office space. The lease term began in January 2022 and will end in December 2031. We believe that this facility will be adequate to meet our near-term needs. If required, we believe that suitable additional or substitute space will be available in the future on commercially reasonable terms to accommodate any such expansion our operations.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising from the ordinary course of business. Our records a liability for such matters when it is probable that future losses will be incurred and that such losses can be reasonably estimated.